Exhibit 4.1.5

ADDENDUM NO.5

To the Amended and Restated Management Agreement

dated September 18, 2006

This ADDENDUM NO.5 is made on the 16th day of December 2013

BY AND BETWEEN:

(1)         DANAOS CORPORATION, a company organized and existing under the laws of the Republic of the Marshall Islands (hereinafter the “Owner”); and

(2)         DANAOS SHIPPING COMPANY LIMITED, a company organized and existing under the laws of the Republic of Cyprus (hereinafter the “Manager”)

(hereinafter to be referred to as the “Addendum No.5”).

WHEREAS:

(A)         The Owner has a number of wholly owned subsidiaries indentified as of the date hereof in Schedule A hereto, as such Schedule A may be amended from time to time (the “Shipowning Subsidiaries”), each of which owns a vessel (the “Vessels’) and certain other direct and indirect subsidiaries identified as of the date hereof in Schedule B hereto, as such Schedule B may be amended from time to time (together with the Shipowning Subsidiaries, the “Subsidiaries”).

(B)         The Owner and the Manager entered into an amended and restated management agreement on September 18, 2006, as further amended by Addenda No.1, No.2, No.3 and No. 4 thereto dated February 12, 2009, February 8, 2010, December 16, 2011 and December 31, 2012 respectively (hereinafter collectively referred to as the “2006 Management Agreement”), pursuant to which the Manager has been representing the Group (as defined in the 2006 Management Agreement) in its dealings with third parties and have been providing technical, commercial, administrative and certain other services to the Group as specified therein in connection with the management and administration of the business of the Group.

(C)         The Owner and the Manager wish to amend certain terms and conditions of the 2006 Management Agreement by way of adopting this Addendum No.5.

NOW, THEREFORE, THE PARTIES HEREBY MUTUALLY AGREE AS FOLLOWS:

1.              Amendments to the 2006 Management Agreement

1.1       Section 11.1(a) shall be replaced by the following:

“a Vessel management fee of USD 800 per day per Vessel other than those described in 11.1(b) below, payable monthly in arrears (pro-rated for the number of days that the Owner (or any Subsidiary) owns or charters-in each Vessel during each month);”

1.2       Section 11.1(b) shall be replaced by the following:

“a Vessel management fee of USD 400 per day per Vessel on a bareboat charter payable monthly in arrears (pro-rated for the number of days that the Owner (or any Subsidiary) owns or charters-in each Vessel during each month);”

1.3       Section 11.1(c) shall be replaced by the following:

“a daily management fee of USD 800 for providing the commercial, chartering and administrative services, payable monthly in arrears (the fees in clauses (a) through (c) of this Section 11.1 being collectively referred to herein as the “Management Fee”);

1.4       Section 11.1(d) shall be replaced by the following:

“a commission fee equal to 1.25% calculated on the gross freight, demurrage, charter hire and ballast bonus obtained for the employment of each Vessel on contracts or charter hire and ballast bonus obtained for the employment of each Vessel on contracts or charter parties entered into with respect to such Vessels during the term of this Agreement, payable to the Manager monthly in arrears, only to the extent such freight, demurrage, charter hire and ballast bonus, as the case may be, is paid or otherwise collected;”

2. Applicable Law and Arbitration:

2.1 This Addendum No.5 shall be governed by, and construed in accordance with the laws of England and any dispute as to any matter arising out of or in any way relating to this Addendum No.5 shall be resolved by arbitration in accordance with Section 20 of the 2006 Management Agreement.

3. Miscellaneous:

3.1 Effectiveness.

Upon signing by the parties, this Addendum No.5 shall constitute an integral part of the 2006 Management Agreement with effect as from January 1, 2014.

3.2 Definitions.  All capitalized terms in this Addendum No.5 shall have the same meaning as ascribed to them in the 2006 Management Agreement.

3.3 Continuation.  The 2006 Management Agreement, as amended by this Addendum No.5, shall continue to have full force and effect and is hereby ratified and confirmed in all respects. In case of any conflict between the 2006 Management Agreement and this Addendum No.5, this Addendum No.5 shall prevail. From and after the execution of this Addendum No.5, all references in the 2006 Management Agreement to “this Agreement” (or words or phrases of similar meaning) shall be deemed to be references to the 2006 Management Agreement, as amended hereby.

3.4 Counterparts.  This Addendum No.5 may be executed and delivered in counterparts each of which will be deemed an original.

IN WITNESS whereof the undersigned have executed this Addendum No.5 as of the date first above written.

/s/ Iraklis Prokopakis
SIGNED by Mr. Iraklis Prokopakis	)
Senior Vice-President/COO/Treasurer/Director	)
for and on behalf of	)
DANAOS CORPORATION	)
in the presence of: Mrs. Zoe Lappa-Papamattheou	)

/s/ Efstathios Sfyris
SIGNED by Mr. Efstathios Sfyris	)
Director	)
for and on behalf of	)
DANAOS SHIPPING COMPANY LIMITED	)
in the presence of: Mrs. Zoe Lappa-Papamattheou	)